Exhibit 10(b)(t)

This AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”) is made and effective as of the                  day of September, 2008, (the “Effective Date”), by and between C. R. Bard, Inc., a New Jersey corporation (“Time Share Lessor”), and                          (“Time Share Lessee”).

W I T N E S S E T H :

WHEREAS, Time Share Lessee is an employee of Time Share Lessor who is required to use the Aircraft, pursuant to Time Share Lessor’s policies, for business and personal travel whenever possible; and

WHEREAS, Time Share Lessee desires to lease the Aircraft, with a flight crew, on a non-exclusive basis pursuant to the terms of this Agreement, from Time Share Lessor on a time sharing basis as defined in Section 91.501(c)(1) of the FAR; and

WHEREAS, Time Share Lessor is willing to lease the Aircraft, with a flight crew, on a non-exclusive basis, to Time Share Lessee on a time sharing basis; and

WHEREAS, during the Term of this Agreement, the Aircraft will be subject to use by Time Share Lessor and may be subject to use by one or more other third-parties.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means the following aircraft, individually or collectively, as appropriate: (i) that certain                          aircraft bearing U.S. registration number                 , and manufacturer’s serial number                 ; and/or (ii) that certain                          aircraft bearing U.S. registration number                 , and manufacturer’s serial number                 .

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“DOT” means the United States Department of Transportation or any successor agency.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Operating Base” means                          Airport, in the City of                         , State of                         .

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Taxes” means all taxes of every kind (excluding any tax measured by or assessed against a taxpayer’s income, including, without limitation, any income tax, gross income tax, net income tax, or capital gains tax) assessed or levied by any federal, state, county, local, airport, district, foreign, or other governmental authority, including, without limitation, sales taxes, use taxes, retailer taxes, federal air transportation excise taxes, federal aviation fuel excise taxes, and other similar duties, fees, and excise taxes.

“Term” means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 3.

2.	Agreement to Lease. Time Share Lessor agrees to lease the Aircraft to Time Share Lessee from time to time on an “as needed and as available” basis, and to provide a fully qualified flight crew for all Time Share Lessee’s flight operations, in accordance with the terms and conditions of this Agreement. Nothing contained herein shall obligate or entitle Time Share Lessee to any minimum usage of the Aircraft.

3.	Term.

3.1	Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year.

3.2	Renewal. At the end of the initial one (1) year term or any subsequent one (1) year term, this Agreement shall automatically be renewed for an additional one (1) year term.

3.3	Termination. Each party shall have the right to terminate this Agreement at any time with or without cause on thirty (30) days written notice to the other party. This Agreement shall automatically terminate, except for any obligations arising prior to the termination of this Agreement, on the date that Time Share Lessee ceases to be employed by Time Share Lessor or any of its affiliates for any reason.

4.	Applicable Regulations. The parties hereto intend that this Agreement shall constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 91.501(c)(1) of the FAR. The parties agree that for all flights under this Agreement, the Aircraft shall be operated under the pertinent provisions of Subpart F of Part 91 of the FAR. If any provision of this Agreement is determined to be inconsistent with any of the requirements of the provisions of Subpart F of Part 91 of the FAR, such provision shall be deemed amended in any respect necessary to bring it into compliance with such requirements.

5.	Non-Exclusivity. Time Share Lessee acknowledges that the Aircraft is leased to Time Share Lessee hereunder on a non-exclusive basis, and that the Aircraft will also be subject to use by Time Share Lessor, and may also be subject to non-exclusive leases and lease to others during the Term.

6.	Flight Charges.

6.1	Time Share Lessee shall pay Time Share Lessor for each flight conducted under this Agreement (as determined in accordance with Section 6.2 of this Agreement) an amount equal to Time Share Lessor’s aggregate incremental costs for such flight, calculated on the same basis used by Time Share Lessor from time to time to determine the aggregate incremental cost of personal aircraft use for purposes of disclosure in Time Share Lessor’s proxy statement issued in connection with its annual meeting of shareholders (the “Proxy Calculation”); provided, however, that in no event shall Time Share Lessee pay to Time Share Lessor an amount in excess of the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the FAR, which expenses include and are limited to:

6.1.1	fuel, oil, lubricants, and other additives;
6.1.2	travel expenses of the crew, including food, lodging and ground transportation;
6.1.3	hangar and tie down costs away from the Aircraft’s Operating Base;
6.1.4	insurance obtained for the specific flight;
6.1.5	landing fees, airport taxes and similar assessments;
6.1.6	customs, foreign permit, and similar fees directly related to the flight;
6.1.7	in-flight food and beverages;
6.1.8	passenger ground transportation;
6.1.9	flight planning and weather contract services; and
6.1.10	an additional charge equal to 100% of the expenses listed in Section 6.1.1.

6.2

Each flight (or portion thereof) by Time Share Lessee for personal travel in a calendar year, following such time that the sum of the aggregate incremental costs of all flights of Time Share Lessee for personal travel in such calendar year exceeds the applicable Time Share Threshold (as defined below), shall be deemed conducted under this Agreement and is referred to herein as a “Time Share Flight.” Time Share Lessee shall pay Time Share Lessor for the aggregate incremental costs of each Time Share Flight in accordance with Section 7 of this Agreement. The term “Time Share Threshold” shall mean: (i) for the calendar year 2008,                          and (ii) for the calendar year 2009, and each calendar year thereafter,                         . For purposes of this Section 6.2, the “aggregate incremental costs” of flights shall be determined using the Proxy Calculation.

7.	Invoices and Payment. Time Share Lessor will initially pay all expenses related to the operation of the Aircraft when and as such expenses are incurred. Within thirty (30) days after the last day of any calendar month during which a Time Share flight has been conducted, Time Share Lessor shall provide an invoice to Time Share Lessee for an amount determined in accordance with Section 6 above; provided that with regard to expenses that remain undeterminable as of the date of any invoice, such expenses shall be included in the next regularly-provided invoice after such expenses have been determined. Time Share Lessee shall remit the full amount of any such invoice, together with any applicable Taxes under Section 8, to Time Share Lessor promptly within thirty (30) days of the invoice date.

8.	Taxes. Time Share Lessee shall be solely responsible for any Taxes which may be assessed or levied as a result of the lease of the Aircraft to Time Share Lessee, or the use of the Aircraft by Time Share Lessee. Without limiting the generality of the foregoing, Time Share Lessee and Time Share Lessor specifically acknowledge that all of Time Share Lessee’s Time Share Flights will be subject to commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code. Time Share Lessee shall remit to Time Share Lessor all such Taxes together with each payment made pursuant to Section 7.

9.	Scheduling Flights. Time Share Lessee shall provide notice to Time Share Lessor of his desire to use the Aircraft for personal travel and proposed flight schedules as far in advance of any given flight as reasonably possible. Time Share Lessee shall use reasonable efforts to provide the following information for each proposed flight: departure airport; destination airport; date and time of departure; the names of all passengers; the nature and extent of luggage and/or cargo to be carried; the date and time of return flight, if any; and any other information concerning the proposed flight that may be pertinent or required by Time Share Lessor or Time Share Lessor’s flight crew.

10.	Title and Registration. Time Share Lessor has exclusive legal and equitable title to the Aircraft. Time Share Lessee acknowledges that title to the Aircraft shall remain vested in Time Share Lessor. Time Share Lessee undertakes, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as, in the reasonable opinion of Time Share Lessor, may be necessary or desirable in order to protect or preserve Time Share Lessor’s title to the Aircraft.

11.	Aircraft Maintenance and Flight Crew. Time Share Lessor shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all Applicable Laws and regulations, and within the sound discretion of the pilot in command. From time to time, Time Share Lessor may arrange to charter aircraft from a third party while the Aircraft are undergoing maintenance or are otherwise unavailable for use. In such event, the provisions of FAR Part 91.501 shall not apply to Time Share Flights conducted on chartered aircraft, however all other relevant provisions of this Agreement shall continue to apply to such flights.

12.	Flight Crews. Time Share Lessor shall provide to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement. The members of the flight crew may be either employees or independent contractors of Time Share Lessor. In either event, the flight crew shall be and remain under the exclusive command and control of Time Share Lessor in all phases of all flights conducted hereunder.

13.	OPERATIONAL CONTROL. THE PARTIES EXPRESSLY AGREE THAT TIME SHARE LESSOR SHALL HAVE AND MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “TIME SHARING AGREEMENT” AS SUCH TERM IS DEFINED IN SECTION 91.501(C)(1) OF THE FAR. TIME SHARE LESSOR SHALL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING, OR TERMINATING ANY FLIGHT CONDUCTED ON BEHALF OF TIME SHARE LESSEE PURSUANT TO THIS AGREEMENT.

14.	Authority of Pilot In Command. Notwithstanding that Time Share Lessor shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, Time Share Lessor and Time Share Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessary to ensure the safety of the Aircraft, the flight crew, the passengers, and persons and property on the ground. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of Time Share Lessor to Time Share Lessee for loss, injury, damage or delay.

15.	Passengers and Baggage. Time Share Lessee may carry on the Aircraft on all flights under this Agreement such passengers and baggage/cargo as Time Share Lessee in its sole but reasonable discretion shall determine; provided, however, that the passengers to be carried on such flights shall be limited to those permitted under the pertinent provisions of Part 91 of the FAR, and that the number of such passengers shall in no event exceed the number of passenger seats legally available in the Aircraft and the total load, including fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the maximum allowable load for the Aircraft.

16.	Insurance. Time Share Lessor may maintain such insurance coverage with respect to the Aircraft and any flights made under this Agreement as Time Share Lessor may elect in its sole discretion. Time Share Lessor shall use reasonable efforts to have Time Share Lessee named as an additional insured on liability insurance policies maintained by Time Share Lessor on the Aircraft with respect to flights conducted pursuant to this Agreement.

17.	Representations and Warranties. Time Share Lessee represents and warrants that:

17.1	Time Share Lessee will use the Aircraft solely for and on account of his own business or personal travel only and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire.

17.2	Time Share Lessee shall refrain from incurring any mechanic’s or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Time Share Lessee to convey, mortgage, assign, lease, sublease, or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien.

17.3	During the Term of this Agreement, Time Share Lessee will abide by and conform to all Applicable Laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time sharing Time Share Lessee.

18.	No Assignments. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever.

19.

Entire Agreement. This Agreement constitutes the entire agreement of the parties as of the Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

20.	Prohibited or Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by Applicable Law, each of Time Share Lessor and Time Share Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

21.	Amendments. No term or provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

22.	Governing Law. This Agreement has been negotiated and delivered in the State of New Jersey and shall in all respects be governed by, and construed in accordance with, the laws of the State of New Jersey, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

23.	Counterparts. This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each and all of which when so executed and delivered shall be an original, and all of which shall together constitute but one and the same instrument.

24.	TRUTH IN LEASING.

WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

TIME SHARE LESSOR ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT ON BEHALF OF TIME SHARE LESSEE UNDER THIS AGREEMENT, TIME SHARE LESSOR SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF SUCH AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

IN WITNESS WHEREOF, the parties have executed this Aircraft Time Sharing Agreement as of the date and year first written above.

TIME SHARE LESSOR:

C. R. BARD, INC.

By:

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Title:

TIME SHARE LESSEE:

[Name]